EXHIBIT 10.18

June 18, 2008

Mr. Mark R. Tauscher

27 East Mount

Medfield, MA 02052

Dear Mark:

You and PLC Medical Systems (“PLCM”) are parties to a letter agreement dated December 22, 1999 (the “Letter Agreement”), which outlines the terms and conditions of your employment with PLCM.  In light of recent tax legislation under Section 409A of the Internal Revenue Code (“Section 409A”), you and PLCM mutually desire to amend certain provisions of the Letter Agreement as set forth below:

1.  Fourth Paragraph of Paragraph No. 9.

The fourth paragraph of Paragraph No. 9 of the Letter Agreement shall be deleted in its entirety and replaced with the following:

“For purposes of this Paragraph No. 9, “Good Reason” means:  (i) a material diminution in your duties, authority or responsibilities; (ii) a material reduction in your base compensation; or (iii) your relocation more than 100 miles from Franklin, Massachusetts; provided that you must give notice to PLCM of the existence of the condition giving rise to the Good Reason within 90 days of the initial existence of such condition and PLCM has 30 days in which to cure the condition; and provided further that your termination as a result of the Good Reason condition must occur within two years of the initial existence of the condition giving rise to the Good Reason.”

2.  Paragraph No. 10.

A new Paragraph No. 10 is added to the Letter Agreement:

10)                                (a) Subject to this Paragraph No. 10, severance payments payable to you under the Letter Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your service with PLCM.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Letter Agreement, as applicable:

(i)                                      It is intended that each installment of the severance payments provided under the Letter Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Neither PLCM nor you shall have the right to accelerate or defer the delivery of any such severance payments except to the extent specifically permitted or required by Section 409A.

(ii)                                   If, as of the date of your “separation from service” from PLCM, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Letter Agreement.

(iii)                                If, as of the date of your “separation from service” from PLCM, you are a “specified employee” (within the meaning of Section 409A), then:

(A)                                 Each installment of the severance payments due under the Letter Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Letter Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of your tax year in which the separation from service occurs and the 15th day of the third month following the end of PLCM’s tax year in which the separation from service occurs; and

(B)                                   Each installment of the severance payments due under the Letter Agreement that is not described in Paragraph No. 10(a)(iii)(A) and that would, absent this subparagraph, be paid within the six-month period following your “separation from service” from PLCM shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.

(b).                              The determination of whether and when your separation from service from PLCM has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Paragraph No. 10(b), “PLCM” shall include all persons with whom PLCM would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c).                               All reimbursements and in-kind benefits provided under the Letter Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

(d).                              PLCM makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Letter Agreement (including this amendment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

Except as specifically provided herein, all other terms of the Letter Agreement shall remain in full force and effect.  If the terms of this amendment are acceptable to you, please sign and return the copy of this amendment enclosed for that purpose no later than June 30, 2008.

Sincerely,

PLC Medical Systems, Inc.

By:	/S/ JAMES G. THOMASCH

Title:	CFO

The foregoing correctly sets forth the terms of my continued employment with PLCM.  I am not relying on any representations other than as set out in the Letter Agreement and the amendment thereto set forth above.  I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing.  I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/S/ MARK R. TAUSCHER
Mark R. Tauscher	Date: June 18, 2008